EXHIBIT 99.2

Idex Corp.

Moderator: Mike Yates

April 24, 2012

10:30 a.m. ET

Operator:	Good morning. My name is (Sarah) and I will be your conference operator today. At this time, I would like to welcome everyone to IDEX Corporation Q1 2012 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

Mr. Michael Yates, Vice President of Corporate Accounting, you may begin your conference.

Michael Yates:	Thank you, (Sarah). Good morning everyone. And thank you for joining us for a discussion of IDEX first quarter 2012 financial highlights.

Last night we issued a press release outlining our company’s financial and operating performance for the 3-month period ending March 31, 2012. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our company’s Web site at www.idexcorp.com.

Joining me today from IDEX management are Andy Silvernail, our Chairman and CEO; and Heath Mitts, Vice President and Chief Financial Officer.

The format for our call today is as follows, we will begin with a summary of the first quarter 2012 followed by a walkthrough of our three business segments. And finally, we will wrap up with our outlook for 2012. Following our prepared remarks, we will then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 855-859-2056 and entering the conference ID 40915423 or you simply may log on to our company’s web page for the webcast replay.

As we begin, a brief reminder; this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.

With that, I’ll now turn this call over to our Chairman, Andy Silvernail. Andy?

Andy Silvernail:	Thanks, Mike. Hey good morning everybody. I want to thank you for taking the time today to participate in the call. We appreciate the interest that you all have in IDEX. Let’s get started.

As Mike mentioned, I’m going to walk through the quarter and segment results and share my perspective on where we see the markets going and how it is impacting our performance. Bottom line we had a very strong start to the year.

But we’ve built significant backlog during the first quarter and our end markets and geographies are performing as we expected.

These factors have positioned us very nicely for the remainder of the year providing us confidence in our approved 2012 outlook. Additionally the CVI integration is on track. We’ve put a lot of focus on our optics and (inaudible) platform and the team has responded extremely well.

While there have been some end market headwinds, I’m pleased with the progress to date. I’ll go into more detail on the CVI integration when I give an update on the segment later.

In the last two earning calls we’ve talked about our platform strategy. This strategy has continued to mature and gain traction and I’m pleased with the execution and delivered results from our team.

With that, I’m going to jump into Q1 financial performance. I’m on slide five. For the quarter orders are up 20 percent, 11 percent organically. Sales were up 15 percent and that’s up 6 percent organically. And as you can see we’ve built $42 million of backlog in the quarter. I’ll detail this as we walk through the segments.

In the quarter, just over half of our sales were generated outside the U.S. We saw broad based strength in North America Europe was generally flat but it was stable. The Middle East growth was driven by upstream activity in our energy platform and increasing demand in our fluid and metering business.

Our Asian market growth remains strong particularly outside of China. Altogether the external environment is playing out as we expected. Looking at profitability the first quarter adjusted operating margin of 18.3 percent was up 10 basis points from the comparable quarter last year.

The improved profitability is the result of leverage on the organic growth and benefits of our previously taken restructured actions. This is partially offset by the dilutive impact of 2011 acquisitions, when excluding restructuring charges and acquisition impact all three segments experienced year-over-year margin expansion.

Q1 EPS, adjusted per structuring charges was 66 cents up 16 percent versus the first quarter of 2011. We incurred approximately $5 million of restructuring costs as we continue to consolidate operations. Further restructuring actions will take place throughout the remainder of the year as we complete selective facility consolidations by year-end.

It’s important to note however that organic growth is the best return on our investment and we continue to invest aggressively in innovation and market expansion. In Q1 we generated free cash of $52 million up 161 percent from the first quarter of 2011. This is a quarterly record, first quarterly record for IDEX. I’m very pleased the execution and the focus on cash generation by all of the operators in the field. Lastly, with regard to capital deployment, on April 10th we announced an 18 percent increase in our quarterly dividend.

In the first quarter we also repurchased approximately 239,000 shares of common stock for $10.2 million. And as you may know, two weeks ago we announced a completed acquisition of Precision Photonics Corporation which is effectively a product line extension for our IS Optics and photonics platform. PPC provides growing, provides our glowing platform with specific technical capabilities that we can leverage across the business including bonding and advanced metrology.

More notably we continue to progress in late stages of diligence on additional acquisition targets and we have a full deal pipeline. So, the bottom line is we have, we had an outstanding quarter both operationally and in capital deployment. So now let’s jump into the segment details. I’m on page six, everybody. In FMT orders were up 5 percent they’re up 6 percent when you exclude FX. FMT’s backlog grew $14 million and it was broad based across the segment.

Sales increased 7 percent, 8 percent organically. Adjusted operating margin of 22.2 percent was up 120 basis points from Q1 of 2011. The margin improvement is largely attributed to the benefits received from volume and from outstanding productivity. Within CFP we experienced continued strength in North America, Asia and Latin America. And as we’ve highlighted before our investments in the brick and Middle East countries are definitely paying off.

Versus last year we’ve seen slower growth in Western Europe but we maintain great market positions and we’re prepared to handle anything that comes out of the European economy. Our energy platform performed well with order strength driven from both downstream and upstream domestically and internationally. And our ag business has experienced tremendous order of growth which was largely driven by favorable growing conditions and new product introductions.

Finally within our water platform the industrial side remains solid and the municipal side has stabilized. This was evidenced by sequential order growth which is a positive signal for the platform. All right let’s turn to page seven and we’ll discuss health and science. Total orders for the segment were up 30 percent for the quarter, down 2 percent organically. Sales were up 35 percent in total up 2 percent organically while operating margin of 18.3 percent was down 450 basis points compared to prior year.

Again that’s driven by the dilutive impact of our 2011 acquisitions and the related acquisition intangible amortization. Importantly within each of the HST business we experienced sequential orders and sales acceleration. Our material process platform or MPT as call it, plays largely in Pharma and food and is performing well. The orders increased for the first quarter as their end markets remain strong and we achieved the global growth synergies we expected when we built this platform over the last 18 months.

As expected, our scientific, political platform was faced with a very difficult Q1. In early 2011, we saw extremely strong order growth as customers brought a number of highly successful products to market. Further, the end market (inaudible) are pulling out as expected. As discussed in the last two earning calls and market test slowed the global funding concerns and inventory reductions.

Our view was and continues to be that Q1 and Q2 would be soft, with some rebound in the back half of the year. We remain very confident in the prospects of this business overall. The (inaudible) optics and photonics platform are consistent with what we talked about last quarter.

The scientific and industrial markets are reasonably robust, but we continued to feel pressure for semiconductor and defense. Importantly, the trends seem to have stabilized year-over-year and sequentially. While we’re on HST, I want to take a minute and give you an update on the optics and photonics integration.

At this point, we’re halfway through our 18 month planned integration process for CVI Melles Griot. The integration remains the highest priority for the company. We knew going into the acquisition that there was heavy lifting to be done integrating the units in creating a single platform. At this time, I’m pleased to say that we’ve completed nearly all the planned HR, finance, IT, and compliance integration, and we remain on track to complete the remaining functional and platform level integrations in 2012. Further, we’ve completed one facility consolidation in Q1, and additional rationalization is the process.

We have been appropriately aggressive with our productivity efforts, and have increased the focus as we’ve been challenged by the weaker than expected (inaudible) expense markets. Organizationally, we’ve made several changes to bulks of the platforms capability. We’re fortunate to have a level of depth of talent within IDEX to support acquisitions and accelerate improved performance. In optics and photonics, we’ve upgraded talent in sales and marketing, product development, operations, and finance.

We’re building a platform team that can win now and put us in a position to continue to grow organically and through acquisitions. Along with strengthening the team, we’re driving increased rigor around execution. We’re deep into the process of deploying our commercial and operational excellence tools on the areas we know will accelerate profitable growth. As in any acquisition, we begin the process by doing in-depth voice to the customer research to understand the critical priorities.

We know from research that in optics and photonics, customers have a strong affinity for products and our technical problem-solving abilities. We’ve also heard that we can differentiate and create substantial value to best in class lead times and service. Along with the commercial and operational excellence tools, we’re benefiting from the combined technical prowess of the platform. For example, we’ve transferred our (Semrock) developed optical monitoring system to select locations within the platform.

The proprietary software and hardware packages already begun to deliver impressive results. These include lead time reductions, higher yields, and much more consistent quality. Most importantly, we’re harnessing the innovative technology and product development capabilities of the platform. We have outstanding talent and experience across business, including from our new acquisition precision photonics. We’ve integrated our capabilities into what we call the office of the CTO. In 2012, this team is focused on three key optical technologies.

One, high-speed pulsed laser optics, two, advanced policy and metrology, and three, optics fluidic engines. In optic fluidic engines is really, a really terrific example of where we get leverage across the broader portion of IDEX. This technology uniquely leverages IDEX’s strengths by combining the best of microfluidics, optics, and photonics in a highly engineered, compact solution that will be used in the next generation biotech and in diagnostic systems.

We’ve got another nine months of our original integration plan to go. In that time, we’ll continue to build the team and leverage the growth of cost opportunities across the platform. There remains a lot of work to do but we’re making great progress.

So wrapping up HST despite the orders in Q1 we still believe a full year organic growth will be in the mid-single digits for the segment and our long-term prospects are very encouraging. Not only do we like the end markets we see product innovation delivering growth in excess of our served markets.

All right, let’s move into our final segment. I’m on page eight. We’re going to talk about fire safety and diversified. Total orders in the quarter were up 41 percent. Organically they’re up 43 percent.

Sales increased 5 percent and were up 7 percent organically. As I highlighted in the earning’s release we received a large replenishment order in Dispensing that will ship over the next several quarters. However even without this order the overall segment orders were up strong double digit.

I’m very pleased with the team’s execution in the quarter. Along with delivering on organic growth the profitability was impressive at an operating margin of 23.3 percent, up 190 basis points from prior year.

The margin expansion is largely attributed to structural cost actions taken, volume leverage and excellent productivity. Overall end market demand for this segment has been very good particularly in the emerging markets for our rescue tools which continues to be very robust.

The municipal markets in the U.S. and Western Europe have stabilized and I’m pleased to say that our buyer suppression business has been able to demonstrate solid growth and this has offset headwinds in the U.S. municipal fire market. And they’ve done a very, very nice job in adjacent markets and geographies.

Our banded business which is our clamping business and it participates in very diverse end markets has proven its ability to grow at two times or even more in the general market through product innovation and continuous execution.

This remained true in the first quarter and we expect Band It to deliver these results throughout the year. In our dispensing business which has always been lumpy due to proclimatic order activity we received a nice replenishment order that will ship over the next several quarters.

In addition we’ve seen the global end markets stabilized for dispensing. As we’ve discussed in the past we have a lot of restructuring work in the business over the last few years and our cost structure enables good margin expansion.

The team has really done an outstanding job of delivering results. All right, we’re going to close out the presentation with our guidance and our update on slide nine. We expect Q2 EPS to be in the range of 70 to 72 cents. Q2 revenue will be mid to high single digits organically.

FX will have a negative year-over-year impact on Q2 sales of approximately 2 percent. We’ve increased our guidance and solidified the lower end of our range. We now expect full year 2012 EPS to be in the range of 2.80 to 2.85 with organic revenue in the mid single digits.

Full year operating margin for the company will be approximately 19 percent as a result of our 30 to 35 percent flow through on incremental organic volume. Other modeling items to consider which remain consistent with our prior guidance; the 2012 tax rate is anticipated to be about 30 percent, full year CapEx to be around $40 million and as we’ve always demonstrated we will continue to convert cash extremely well in excess of net income for the full year.

Finally our earnings projections exclude future restructuring, future acquisitions or costs and charges associated with acquisitions. All right, we’re going to wrap things up here. Again we’ve experience broad based growth which provides a favorable outlook and there is only limited softness that we see out there in the world today.

I’m very pleased to see our outstanding global team deploying our platform strategy and executing very well. Our proven operating model is driving organic growth while expanding margins. Finally we’re well positioned to continue to intelligently deploy capital. Our balance and cash generation are strong and our acquisition funnel is in very good shape.

All right, that concludes my prepared remarks on an excellent quarter and I’ll now turn it over to questions. Operator?

Operator:	At this time ladies and gentlemen if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from the line of Jim Lucas with Janney Capital Markets.

Jim Lucas:	Thanks. Good morning guys.

Andy Silvernail:	Good morning Jim.

Jim Lucas:	I want to start first on HST. If we take a look the continued softness in the orders there with the different pieces of HST, what exactly is giving you comfort in the second half putting up and not continued inventory corrections from your customers?

Andy Silvernail:	You know there are really two things and you know first, you’ve got to kind of segment it out a little bit, Jim, right. The first thing is that if you look at MPT and Industrial. Those are solid. They’re OK.

And if the Microfluidics business that has – that has been the gap that we’ve talked about and is consistent with what we’ve talked about. And there are two things that give us confidence in the back half on a year-over-year basis being better than the first half.

The first one is really the markets outlook. So what they’re talking about and we’re very, very close to this customer base on a global basis and it really is a global customer base. The second piece is that the comps frankly just become a lot easier when you look at the second half. The comps in the first half of this year were going against very, very strong product releases that happened last year and we’re really a bubble in that business.

So those are really the two things that give me confidence that we see a better year-over-year comparisons as we get into the second half.

Jim Lucas:	And in terms of the inventory correction that you were seeing from the customers in the fourth quarter, has that dissipated?

Andy Silvernail:	You know its still there to some degree. You know there are some earnings releases that have been coming out here and there and so we’ll kind of see how that plays itself through. It’s still a factor, Jim, but I think it was a bigger factor in the last half of last year.

Jim Lucas:	OK and then switching gears on the FMT side where things continue to go fairly well it looks like and even the weaker areas stabilizing. You know you talked about Asia being stronger outside of China. Can you give an update on what you’re seeing in your China market today?

Andy Silvernail:	Yes. And no doubt. Well first you know I think the – on the positive side, very positive side, you know India and Southeast Asia, are really strong. You know we’re seeing you know nice activity across the board and day rates end and projects so we’re feeling pretty good there.

You know I think we’ve seen like everybody else has seen, Jim, that the China market has slowed. And we’ve got to be careful about saying you know softness because you know softness when you’re talking about China, and softness you’re talking about Western Europe or U.S. are two different things.

So you know is still solid growth but you remember we were posting you know very, very strong year-over-year growth rates for a long time for the markets that were double digit. And that’s coming down some and we’re slowing you know to some degree too but its still very attractive.

Jim Lucas:	OK and then a final question, with regards to the M&A pipeline can you talk about what you’re seeing in terms of valuations as well as the size and scope of the deals that are in the pipeline today?

Andy Silvernail:	Yes. You know, Jim, the most of the deals that are down in the pipeline now are kind of our sweet spot stuff. You know $25 million to $100 million fits exceptionally well into the existing platform. You know PPC is a great example and that’s a, it’s a really small deal, but it solves a, a really, a pretty good size strategic need for us, and it tucks right in there.

So we’re seeing a lot of things like that, pretty balanced between HST and FMT generally, you know, across the board, so, so we feel good about that. Sort of in the sweet spot, and pretty balanced generally within the pipeline. In terms of evaluations, I would say that what we’re looking at are pretty good, you know.

They’re not, you know, they’re not nosebleeds what we saw at this time last year, at the same time it’s, you know, it’s not, you know, bargain-basement, but it, I would say they’re deals that we feel good about being able to get a, a really nice return on invested capital.

Jim Lucas:	Great, thank you very much.

Andy Silvernail:	You bet Jim, thank you.

Operator:	Your next question comes from the line of (Charlie Brady) with PMO Capital Market.

(Charlie Brady):	Thanks, morning guys.

Andy Silvernail:	Hi (Charlie).

(Charlie Brady):	Hey, I’m stuck on HST for second, if I missed it on sorry, but what was the margin impact from acquisition specific just HST?

Andy Silvernail:	It was 450, right? It was 450 margin impact of acquisitions, that’s what we did. HST was down 450 year over year, mostly that was attributable to, to the acquisitions. There was also some mixed impact where we’d hire MPT sale material, sales material process technology sales in the quarter, versus some of the, the scientific fluidic business, so there’s a margin differential between those two. But the acquisition pack with the lions share.

(Charlie Brady):	Can you quantify then what, I guess organically, margin would have been for HST?

Andy Silvernail:	You know, we’re, it’s, it’s almost impossible to do that now, because the integration, both from the in MPT side as well as on the optics side, have integrated in with the existing incumbent properties and those, and those platforms, so it’s almost impossible because we’ve shifted costs around so much, and, and as we’ve built out those platforms, that it wouldn’t be meaningful.

(Charlie Brady):	OK, you can you quantify the size of that large dispensing order, and was it from a domestic customer or international?

Andy Silvernail:	It say, it’s a global customer, and, and we are not able to quantify it, but it is a, it’s a global customer that, that, you know, we do business with.

(Charlie Brady):	But, correctly, I think I heard you correctly say that, excluding that, FSD still would have had positive over growth in the order?

Andy Silvernail:	Yes, absolutely. We had very good rescue tool performance, especially in the emerging markets in Southeast Asia and the Middle East. The fire business, fire suppression business, actually where it’s been bumper along the bottom, and we talked about for several quarters, is beginning to see a little bit of upside, not so much a big recovery in the U.S. market, but some of their international opportunities. And then Band-It has been, has been very strong and continues to grow double digits, so we would have definitely been, been into the double digits.

(Charlie Brady):	Where are you seeing the strength in fire suppression? I mean, that’s, that’s surprising given the economic backdrop.

Andy Silvernail:	Well, I think you, you’ve got, you got a couple of things (Charlie). This is Andy. The first one is that, you know, this whole municipal market took a heck of a hit, right, coming out of the, the recession, and unlike a lot of the rest of the world, didn’t rebound, and so if you recall from our earlier calls over the last really two years, you know, this business hasn’t seen the rebound that most of the other industries and segments have seen.

And so, you know, we’re coming off a pretty low bottom, number one, you know, number two, you know, they’ve done a nice job in some adjacent markets and they’ve done a nice job internationally of penetrating some business that we haven’t had before, and you know, so we’re seeing some progress they are. You know, we have not seen what I would call a rebound in the fire, the U.S. fire truck market, which is the biggest segment of this business, so this is really about the team doing a very, very good job of executing and what I still say is, is muddling around the bottom.

Now that being said, we think over time as tax receipts improve, and that has started to happen, you know, this is a business that will pick up some, with a much better cost structure by the way.

(Charlie Brady):	Great, thanks very much.

Andy Silvernail:	You bet, (Charlie), take care.

Operator:	Your next question comes from the line of (Scott Graham) with Jefferies.

(Scott Graham):	Hey, good morning, can you hear me?

Andy Silvernail:	Sure (Scott).

(Scott Graham):	Great. So I did have two questions for you. The first one related to really the obstacle platform itself, would you be able to tell us what the year-over-year organic was of the obstacle platform, if you could kind of (inaudible) that somehow?

Andy Silvernail:	You know, that’s not something we’ve typically done, we, we...

(Scott Graham):	I’m sorry (inaudible).

Andy Silvernail:	Go ahead.

Heath Mitts:	(Scott), this is Heath, we, it would, that would get into pre-ownership from most of it, with the exception of (Semrock), which we owned from 2008 forward, so I, to be honest with you, I’m not trying to be evasive, but I couldn’t even tell you what that is.

(Scott Graham):	That’s would be hard.

Andy Silvernail:	Yes.

(Scott Graham):	That’s fair. That’s fair.

Andy Silvernail:	That would get into financials that weren’t ours.

(Scott Graham):	OK, so would you guys agree that the reason why we’re kind of seeing weakness from, you know the pharma and drug areas, that it’s kind of a year where the product cycle is not really working with us, and if so, that, is there any indications from your customers that the product cycle will work with us next year?

Andy Silvernail:	Yes, you know, (Scott), that’s a good insight, that’s exactly right on the first half of the, of the question. You know, if you would, if you went back this time last year, and even the previous 18 months to that, what you saw were, were some outstanding organic growth, driven by strong product cycles, so you hit that on the head. You know, the product cycle now, I’d say generally is, is not as robust as it was, it still pretty good though, so don’t, I wouldn’t discount it all the way.

It’s still, you know, these guys are very innovative, the business has moved globally aggressively over the last 3 to 5 years, and so I expect there to continue to be, you know, very strong innovation, very strong product development. You know, these, these are not businesses that sit down for, you know, two, three years in a row from a product innovation, so my expectation is that that pipeline is going to continue to be full, and that these businesses.

You just look at the external environment about, I always kind of ask the question, you think Moore is going to be tested, tested next year than this year, in terms of the overall testing that happens in the world, that these analytical instruments are touching, and that answer is that the absolutely yes, and these are very innovative growth companies that we think will, will drive growth over time.

(Scott Graham):	Got it. In my follow-up question is simply, you know, for a long period of time now we’ve had a 20 to 25 million cost reduction target from productivity in 12, I know you’re lined up with that Andy, but certainly you’ve come, you know, come on board and then a little bit of, more aggressive with the cost structure.

I’m wondering if that’s a number that you agree with, if that’s a number that may be you think you should be doing better than, because it really hasn’t been updated in the last several years, and the company’s bigger now, so I’m just wondering what your thoughts were on that level of, on that target at least.

Andy Silvernail:	Yes, the 20 to 25 million is a number we talked about for three or four years, I want to say in they are, and you’re absolutely, you’re right Scott, we have, we have focused in the last two years even more on, on getting benefits, cost benefits that we think are out they are and some low hanging fruit that we didn’t get at frankly in the, in the 08, early 10 time frame, and so there’s more benefit to be gotten, you know, the 20 to 25 million, it’s a good rule of thumb. Frankly, we’re internally reaching for more than that.

Male:	Thanks a lot for your time.

Andy Silvernail:	You bet, take care.

Operator:	Your next question comes from the line of Matt Summerville with Keybanc.

Joe Ratigan:	Hi, good morning. This is actually Joe Ratigan on for Matt. In terms of the mid to high single digit organic growth guidance that you gave for the second quarter is it safe to assume that HST is going to come in you know below that range you know and followed by a stronger back half just given on what you said?

Andy Silvernail:	Yes, Joe that’s right. I think that should definitely be the expectation. We think that HST as we said before will have a you know a little bit softer second quarter than the other businesses. And we think that FSD and FMT will be a little bit better than that.

Joe Ratigan:	How much price is embedded in that 5 to 6 organic growth guidance for IDEX overall?

Andy Silvernail:	About a point.

Joe Ratigan:	OK and then on the restructuring side can you give a little more color on you know either segment or geographic is that CVI related? Is it stuff that you had planned already or is it pull forward based on you know just trying to proactive on your forward outlook?

Andy Silvernail:	You know first of all it’s – it really has been pretty broad based. You know we if you recall last summer when we – actually we got into the fall and we were doing our third quarter earnings release we talked about kind of taking advantage of some of the softness that was out there in the summer of last year and accelerating these things.

It’s pretty broad across the company and as we’ve talked about in the past Joe you know we have some more work to do on CVI in terms of integration and facility consolidation that we are going to get done by year end.

And I think it’s important to note our goal is to have you know the vast, vast majority of this kind of stuff behind us unless we have other acquisitions you know that will need some more structuring. But you know our intent is to kind of shut that window at the end of this year.

Joe Ratigan:	OK and then Andy could you just clarify I think you said was it when you’re commenting on FMT was the water – wastewater business did you see sequential order growth in that business or …?

Andy Silvernail:	We actually did and that connects back to the fire statement that we – I had a second ago right that says that if you look at the overall drivers in that industry certainly in the Western world it’s driven by tax receipt.

And what we’ve said pretty consistently is we didn’t expect the rebound until you started seeing tax receipts go up. Tax receipts have increased modestly. I think that’s the way to say it, right modestly at the municipal level.

And they – there is some pent up demand but don’t get me wrong I don’t think – I don’t see this thing taking off like a rocket ship you know in the near future. But it is a good sign

Joe Ratigan:	Oh, OK. Great, thanks very much.

Andy Silvernail:	You bet, take care Joe.

Joe Ratigan:	You too.

Operator:	Once again ladies and gentlemen if you would like to ask a question please press star then the number one on your telephone keypad. Your next question comes from the line of Nathan Jones with Stifel Nicolaus.

Nathan Jones:	Good morning guys.

Andy Silvernail:	Hi, Nathan how are you?

Nathan Jones:	Well thanks, how are you?

Andy Silvernail:	Very well thank you.

Nathan Jones:	So just a little bit further on the CVI acquisition. With the 450 basis point dilution in margins from CVI I’m and correct me if my math is wrong here. I calculate CVI as doing about 5 percent EBIT margin and about 11 percent if you add back the intangibles.

I’m sure this is lower than where you intended to run in a long-term. Can you talk about if there is still inventory step up charges or integration expenses or something else in there that’s holding margins down and kind of what your target is for that longer term.

Heath Mitts:	Nathan, this is Heath. I think your math is directionally correct. You know there is a couple of factors at play; one you know we’re – the biggest driver for not just CVI but some our broader optics is a softness – continued softness in the top line relative to a softer semi con and defense businesses that we do participate in.

As you know roughly a third of CVI does tackle into those markets. So that is the biggest driver. But from a profitability perspective I think your – like I said your numbers are directionally correct. What I would say is you know we would expect from a GAAP margin perspective what we said was when we bought it we would have in up into the mid to high teens.

And that still is the case. Some of the restructuring actions, some of the new product development as we build out the IOP platform we feel confident about our ability to get there kind of from an exit rate perspective for 2012.

Nathan Jones:	And that mid to high teens is including the amortization?

Heath Mitts:	That’s correct.

Nathan Jones:	OK and …

Heath Mitts:	Some of that is going to be dependent upon a little bit of recovery in some end markets. But I – in terms of how we’ve laid things out now and how we have set up the cost structure and our modest growth improvement perspectives for 2012 we feel good about the exit (inaudible).

Nathan Jones:	OK and in FMT can you flush out the auto growth kind by end market in a little more detail? Maybe which markets were stronger, which markets maybe not as strong as the average for the segment?

Andy Silvernail:	Yes, so you know generally you know it’s – the trends look like they’ve looked in the last couple of quarters meaning you’re seeing really nice stuff out of ag you know which is very, very strong and has been strong here for a long time.

And then you know chemical food and process and energy, all of them they’re solid, Nathan. There is nothing to complain about in any one of the three. And then the water business, right while it’s certainly trailing relative to the other three has had some positive signs that are encouraging.

Nathan Jones:	And industrial?

Andy Silvernail:	Well we don’t break it out quite like that, we kind of talk about it by the platform. If you kind of look at it you know by platform is how we think of it.

Industrial – to answer your question the industrial markets generally is pretty good. It’s pretty solid.

Nathan Jones:	OK, thanks a lot.

Operator:	Your next question comes from the line of John Moore with C.L. King.

John Moore:	Good morning guys.

Andy Silvernail:	Hi, John.

John Moore:	Just starting with dispensing, the dispensing order that you booked this quarter have – has any of that begun to ship in the first quarter?

Andy Silvernail:	No, not yet. It’s – we’ll see that flow over the next several quarters. It’s – I think it’s a well-planned process but nothing in the first quarter.

John Moore:	OK and then you know if I remember these replenishment orders the margins on them tend to be – tend to be pretty good. So I’m just curious as to what your expectations are regarding the FSD margins throughout the back half of the year.

I imagine the dispensing business is going to be back up over 20 percent operating margin level with this order coming through. Is that right?

Andy Silvernail:	Yes, you know it – you’re right the larger orders you know generally have nice contribution margins that’s true. But also recognize that it’s a relatively – even within FSD right it’s still not a giant chunk of the overall business.

You know it’s not like it’s 50 percent or 60 percent of the business. But it will have a nice impact on that segment. But also recognize that the profitability is materially driven by rescue and bandit which have much higher margins.

So there is a long catch up before you get to those.

John Moore:	Got you. OK, and then just focusing on the guidance a second here, you know it looks like when you, when you back out this quarter you raised your expectations for the rest of the year by, by maybe a penny or two. And you’ve got this nice dispensing order coming through that might, might provide some of that benefit. I’m just, I just wanted to get a feel, you know have your expectations for the second half changed at all since you gave guidance in February?

Or you know are you just, just don’t want to I guess make it a forecast here for the second half given what’s going on I guess globally and in Europe?

Andrew Silvernail:	Well you know what we did here John is, is we you know we took the bottom range up by six cents right?

John Moore:	Yes.

Andrew Silvernail:	So we took the bottom of the range up by six cents and we took the top of the range up by, by about three. And, and what that comes down to is, is given kind of how the first quarter played out, given what back log looks like, what order trends look like, we feel real confident at the low end of that at that range. At the same time once you start getting to the high end of that range, there are still a lot of things that can go wrong out there in the world right?

And so you know we’re trying to be cognizant of that and, and make sure that we’re being, you know we think about this business appropriately. We’re, we’re, you know, one quarter into a four quarter game and you know we think there’s, there’s a long way to go this year. And there are some pitfalls out there. And you know we feel very good. We’re happy with how the quarter turned out. The team’s doing great. But at the same time we want to make sure that we’re being prudent.

John Moore:	Fair enough, fair enough. And last question on the guidance here, it looks like the impact from acquisitions for 2012 is now at 3 percent. I think you had guided 5 percent when you initially gave the 2012 guidance. Has, has anything changed regarding your expectations, to acquisition contribution this year?

Andrew Silvernail:	No not, not materially, no.

John Moore:	OK, that’s all I’ve got. I’ll get back in queue. Thank you.

Andrew Silvernail:	OK, thank you.

Operator:	At this time there are no further questions? Presenters, do you have any closing remarks?

Andy Silvernail:	Well you know first of all just again thank you for everybody for your attention to IDEX and your support. You know hey bottom line, we had a really good start to the year and we’re happy about that. And you know the platform strategy that we put in place, and the focus on execution, I’m very pleased with. You know our teams out in the field have just done an outstanding job and we’re exceptionally proud of them. And you know we’ve got some, some integration work to do, and, and we’re tackling that head on.

So, we’re very happy and again thank you very much all of you for, for taking the time this morning. Take care.

Operator:	This concludes today’s conference call. You may now disconnect.

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